UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report	November 6, 2009
(Date of earliest event reported)

Northern Growers, LLC

(Exact name of Registrant as specified in its charter)

South Dakota

(State or other jurisdiction of incorporation)

0-50711	77-0589881
(Commission File Number)	(I.R.S. Employer Identification Number)

48416 144th Street, P.O. Box 356, Big Stone City, South Dakota	57216
(Address of principal executive offices)	(Zip Code)

(605) 862-7902

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

Northern Growers, LLC (the “Company”) is announcing its intent to undertake a reclassification of the Company’s Class A capital units. The proposed transaction, which is subject to approval by the Company’s members, will result in the reclassification of the Company’s Class A capital units outstanding into three distinct classes.

In the proposed reclassification, the Company expects that: (a) record holders of between 40,000 and 69,999 of the Company’s Class A capital units will receive newly-created Class B capital units, on the basis of one Class B capital unit for each Class A capital unit; (b) record holders of less than 40,000 of the Company’s Class A capital units will receive newly-created Class C capital units, on the basis of one Class C capital unit for each Class A member unit; and (c) all other Class A capital units will remain outstanding.  Capital unit holders receiving Class B or Class C capital units will receive no additional consideration for their Class A capital units.

The reclassification transaction will be effected by the adoption by the Company’s board of managers and members of amendments to the Company’s Fifth Amended and Restated Operating Agreement, which amendments will be included in a Sixth Amended and Restated Operating Agreement.  The Sixth Amended and Restated Operating Agreement will include details about the rights, privileges, obligations and restrictions associated with the Class A, B and C capital units.

If the Company’s members approve the Sixth Amended and Restated Operating Agreement and the reclassification is implemented, the Company anticipates having fewer than 300 Class A members of record, which would enable the Company to voluntarily terminate the registration of its Class A units under the Securities Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN GROWERS, LLC

Dated: November 6, 2009	By:	/s/ Robert Narem
Robert Narem
Chief Executive Officer